                                                                  EXHIBIT 12.01

              SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
               Calculation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)


                                                                                         Years Ended December 31,
                                                                 -------------------------------------------------------------------
Dollars in millions                                                 2001           2000           1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations:
 Income from continuing operations before income taxes
  and cumulative effect of change in accounting principles    $    4,120     $    4,742     $    4,496     $    1,316     $    1,820
 Add fixed charges (see below)                                    12,130         14,652          9,778         11,523         10,626
 Other adjustments                                                     0              0              0              0              0
                                                               ---------      ---------      ---------      ---------      ---------
Earnings as defined                                           $   16,250     $   19,394     $   14,274     $   12,839     $   12,446
                                                               =========      =========      =========      =========      =========

Fixed charges from continuing operations:
 Interest expense                                             $   11,987     $   14,530     $    9,681     $   11,466     $   10,530
 Other adjustments                                                   143            122             97             57             96
                                                               ---------      ---------      ---------      ---------      ---------
Fixed charges from continuing operations as defined           $   12,130     $   14,652     $    9,778     $   11,523     $   10,626
                                                               =========      =========      =========      =========      =========
Ratio of earnings to fixed charges                                  1.34           1.32           1.46           1.11           1.17
                                                               =========      =========      =========      =========      =========


NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.